EX.h.4

COLUMBIA WANGER ASSET MANAGEMENT, LLC

227 West Monroe, Suite 3000

Chicago, IL 60606

November 8, 2012

Columbia Acorn Trust

227 West Monroe Street, Suite 3300

Chicago, Illinois 60606

Ladies and Gentlemen:

Columbia Wanger Asset Management, LLC (“CWAM”) hereby contractually undertakes as of the date hereof as follows with respect to the series of Columbia Acorn Trust designated Columbia Thermostat Fund (the “Fund”):

CWAM will waive fees and reimburse certain expenses of the Fund, such that total Fund ordinary operating expenses (excluding interest and fees on borrowings, and expenses associated with the Fund’s investment in other investment companies) do not exceed, through November 8, 2013, the annual rates of:

•	0.25% of the Fund’s average daily net assets attributable to Class R4 shares;

•	0.27% of the Fund’s average daily net assets attributable to Class R5 shares; and

•	0.22% of the Fund’s average daily net assets attributable to Class Y shares.

This undertaking is in addition to any undertaking with respect to other share classes of the Fund and shall be binding upon any successors and assignees of CWAM.

Very truly yours,

COLUMBIA WANGER ASSET MANAGEMENT, LLC

By:	/s/ Bruce H. Lauer
Bruce H. Lauer
Chief Operating Officer

EX.h.4

Agreed and accepted by

COLUMBIA ACORN TRUST,

On behalf of its series Columbia Thermostat Fund

By:	/s/ Bruce H. Lauer
Bruce H. Lauer
Vice President, Secretary and Treasurer